Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-222071 and No. 333-223551) of Sea Limited of our report dated April 10, 2018, with respect to the consolidated financial statements included in this Annual Report (Form 20-F) of Sea Limited for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Singapore

April 10, 2018